EXHIBIT 99.1

Cars.com Reports Fourth Quarter and Full Year 2018 Results

Executed on Transformation Initiatives for Digital Solutions Strategy with Strong Cash Generation

Achieved Twelve Consecutive Months of Traffic Growth and Conversion of Majority of Affiliate Markets

Three-Year Outlook Provided

Strategic Alternatives Review Process Ongoing

CHICAGO, Feb. 28, 2019 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading digital automotive marketplace, today released its financial results for the fourth quarter and full year ended December 31, 2018.

2018 Full Year Financial and Key Metric Highlights

•	Revenues of $662.1 million, up $35.9 million, or 6%, year-over-year, consistent with our last guidance
•	Net income of $38.8 million, or $0.55 per diluted share
•	Adjusted net income of $135.3 million, or $1.92 per diluted share
•	Adjusted EBITDA of $227.6 million, or 34% of revenues, consistent with guidance
•	Net cash provided by operating activities of $163.5 million and free cash flow of $149.3 million
•	Average monthly unique visitors of 18.8 million, up 12% year-over-year
•	Traffic (visits) of 445.3 million, up 11% year-over-year
•	Mobile traffic accounted for 67% of total traffic compared to 59% in 2017
•	Dealer customer count of 19,921 as of December 31, 2018, compared with 20,407 as of September 30, 2018
•	Direct monthly average revenue per dealer (“ARPD”) of $2,098, up 6% year-over-year

Q4 Financial and Key Metric Highlights

•	Revenues of $164.3 million, up $7.8 million, or 5%, year-over-year
•	Net income of $9.4 million, or $0.14 per diluted share
•	Adjusted net income of $34.1 million, or $0.50 per diluted share
•	Adjusted EBITDA of $61.1 million, or 37% of revenues
•	Average monthly unique visitors of 17.8 million, up 21% year-over-year
•	Traffic (visits) of 105.2 million, up 18% year-over-year
•	Mobile traffic accounted for 67% of total traffic compared to 60% in the fourth quarter of 2017
•	Direct monthly ARPD of $2,139, up 9% year-over-year

Operational Highlights

•	Significant achievements against our digital solutions strategy
o	Dealer Inspire achieved $53.1 million in revenues, or 44% pro forma growth with approximately 2,500 website customers as of December 31, 2018
o	Sales Transformation – adapted go-to-market strategy to better serve our customers and generate substantial cost efficiencies in 2019
o	Technology Transformation – adapting technology stack to enhance agility and to realize substantial cost efficiencies in 2019 and 2020

o	Numerous product launches including Social Sales Drive, Conversations, Online Shopper and AutoCorrected™
•	Converted the majority of affiliate dealers, 16,674 dealer customers now under direct control
•	Strong, consistent growth in traffic, supported by strong growth in SEO – twelve consecutive months of year-over-year traffic growth and nine consecutive months of year-over-year SEO growth
•	Continued utilization of share repurchase program; 3.8 million shares purchased in 2018, at an average price of $25.65, totaling $97.2 million

“2018 was a pivotal year for us as we achieved significant progress against priority milestones that provide a solid foundation for our multi-year digital solutions strategy. We also introduced a number of new products that transformed the consumer experience and delivered robust traffic growth,” said Alex Vetter, President and Chief Executive Officer of Cars.com. “While we’ve gained momentum, increased investment in programs centered around dealer success in 2019 will be instrumental to deliver dealer growth that will put us on the path toward market leadership. We expect the combination of this investment and the transformational actions already taken to deliver revenue growth and double digit Adjusted EBITDA and Free Cash Flow growth in 2020.”

2018 Full Year Results

Revenues for 2018 were $662.1 million compared to $626.3 million in 2017. This includes a contribution of $53.1 million from Dealer Inspire to direct revenues. Additionally, the conversions of the McClatchy, tronc and Washington Post affiliate markets contributed $88.9 million to direct revenues, while reducing wholesale revenues $78.8 million ($18.7 million of this reduction was related to the amortization of unfavorable contracts liability, which is now recorded as a reduction of affiliate revenue share expense).

Total operating expenses for 2018 were $578.2 million compared to $492.0 million for the prior year. This increase was driven by the addition of Dealer Inspire ($58.6 million), a $17.4 million increase in non-recurring costs, a $6.8 million increase in stock-based compensation, as well as cost increases related to the affiliate conversions and planned marketing investments. These increases were partially offset by efficiencies in product and technology.

Net income for 2018 was $38.8 million, compared to $224.4 million in 2017. Recall that net income in 2017 includes a tax benefit of $131.0 million primarily associated with the adjustment of deferred tax liabilities. Adjusted net income for the year was $135.3 million, or $1.92 per diluted share, compared to $165.7 million, or $2.31 per diluted share, in the prior year period, driven by increased interest and lower income before income taxes.

Adjusted EBITDA for 2018 was $227.6 million, or 34% of revenue, compared to $238.9 million, or 38% of revenues, in the prior year period. See "Non-GAAP Financial Measures" below.

Traffic grew year-over-year for twelve consecutive months, and December was a record-breaking month with traffic growing 21% year-over-year as a result of strong growth in SEO and paid channels in addition to growth in direct traffic. In 2018, average monthly unique visitor count grew 12% and total traffic (visits) increased 11% year-over-year. Cars.com continues its mobile leadership, with 26% growth in mobile traffic year-over-year. Mobile traffic represented 67% of total traffic in 2018 compared to 59% in the prior year.

Direct monthly ARPD grew 6% year-over-year in 2018, driven by an increase in larger dealers that reside in larger markets which we now control.

Dealer customers were 19,921 at the end of 2018, a decline of 2% compared to 20,407 dealer customers as of September 30, 2018. Direct dealer customers of 16,674 were down 2% (excluding conversions) and affiliate dealer customers of 3,247 were down 2% (excluding conversions) both compared to September 30, 2018.

Q4 Results

Revenues for the fourth quarter of 2018 were $164.3 million, compared to $156.6 million in the prior year period. Dealer Inspire contributed $17.1 million to direct revenues. In addition, the conversions of affiliate markets contributed $27.6 million to direct revenues while reducing wholesale revenues $24.3 million ($5.8 million of this reduction was related to the amortization of unfavorable contracts liability, which is now recorded as a reduction of affiliate revenue share expense).

Total operating expenses for the fourth quarter of 2018 were $140.5 million, compared to $117.7 million for the prior year period. This increase was driven by the addition of Dealer Inspire ($18.2 million), a $7.6 million increase in non-recurring costs, as well as cost increases related to the affiliate conversions, offset by a decrease in marketing costs.

Net income for the fourth quarter of 2018 was $9.4 million compared to $151.8 million in the fourth quarter of 2017. Recall that net income in 2017 includes a tax benefit of $131.0 million primarily associated with the adjustment of deferred tax liabilities. Adjusted net income for the quarter was $34.1 million, or $0.50 per diluted share, compared to $34.2 million, or $0.48 per diluted share, in the fourth quarter of 2017.

Adjusted EBITDA for the fourth quarter was $61.1 million, or 37% of revenues, compared to $63.5 million, or 41% of revenue, for the prior year period.

Average monthly unique visitor count grew 21% year-over-year during the fourth quarter, and total traffic grew 18% year-over-year. Mobile traffic grew 31% year-over-year.

Direct monthly ARPD grew 9% year-over-year in the fourth quarter of 2018, driven by an increase in larger dealers that reside in larger markets which we now control.

Cash Flow and Balance Sheet

Net cash provided by operating activities in 2018 was $163.5 million, compared to $185.9 million in the prior year. Free cash flow in 2018 was $149.3 million, compared to $153.2 million in the prior year. Current year cash flow was impacted by $25.5 million in payments associated with the early conversion of affiliate markets.

Cash and cash equivalents was $25.5 million and debt outstanding was $696.3 million as of December 31, 2018. In addition, during the twelve-month period, the Company borrowed $165 million to fund the acquisition of Dealer Inspire and paid down $52.5 million of indebtedness, net of revolver borrowings. Net leverage at December 31, 2018 was 2.9x, calculated in accordance with the Company's credit agreement.

“Our strong balance sheet and our ability to generate significant free cash flow remain a key strategic advantage and allowed us the flexibility to pursue strategic opportunities throughout 2018,” said Becky Sheehan, Chief Financial Officer of Cars.com. She added, “We have invested in a number of areas that are supporting our roadmap to growth, including our acquisition of Dealer Inspire as well as the early conversion of three affiliate agreements, while continuing to deploy capital to support our share repurchase program.”

Outlook

Our achievements in 2018 put into place transformative product, technology, sales and go-to-market changes essential to underpin a successful, differentiated strategy. Increased investments in programs centered around dealer success will be instrumental to convert our growing traffic to automobile sales to dealers and overcome the impact of starting 2019 with a lower dealer count. In 2019, we expect to benefit from the rapid scaling of Dealer Inspire revenue and an improved dealer count despite a cyclical downturn in new car sales. In 2020 and 2021, which will include the full year benefit of an increasing dealer count and cost savings, combined with additional digital solutions sales as well as the contractual uplift from conversion of the remaining affiliates, we expect increased revenue, Adjusted EBITDA and Free Cash Flow.

In 2019, based on lower dealer count to start the year, the Company expects a revenue range between a 5% decline and 2% growth with Adjusted EBITDA margins between 30% and 31%. In both 2020 and 2021 the Company expects to achieve year-over-year revenue growth between 5% and 12% and Adjusted EBITDA margins between 32% and 34%. In both years and under all scenarios, the Company expects double-digit Adjusted EBITDA growth.

Company Announcement to Pursue Strategic Alternatives

The previously announced process to explore strategic alternatives to enhance shareholder value is ongoing and we are engaged with multiple parties. We have not set a timetable for the conclusion of the review and we do not intend to comment further unless our Board has approved a specific course of action or we determine further disclosure is appropriate or required by law.

Q4 Earnings Call

As previously announced, management will hold a conference call and webcast today at 7:30 a.m. CST. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until March 13, 2019.

About Cars.com

Cars.com is a leading two-sided digital automotive marketplace that connects car shoppers with sellers. Launched in 1998 and headquartered in Chicago, the company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, Cars.com enables automotive dealers and manufacturers with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, Cars.com acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

Cars.com properties include DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com® and NewCars.com® For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in the earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, costs related to the headquarters move and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

The Company defines adjusted net income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, costs related to the headquarters move and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic and our ability to generate traffic are key to our business. Tracking our traffic performance is a critical measure. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is an internal metric representing the number of visits to Cars.com desktop and mobile properties (web browser and mobile applications). Visits refers to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. We measure traffic using Adobe Analytics. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealer customers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Measuring unique visitors is important to us because our revenues depend in part on our ability to enable dealer customers and Original Equipment Manufacturers ("OEMs") to connect with consumers. Growth in unique visitors and consumer traffic to our mobile applications and websites increases the number of impressions, clicks, leads, and other events we can monetize to generate revenue. We count UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of our mobile apps on an individual device. If an individual accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/application/device combinations counts towards the number of UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Dealer customers represents the car dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2018, this key operating metric now includes incremental Dealer Inspire dealer customers.

Average Revenue per Dealer (“ARPD”). We believe that our ability to grow ARPD is an indicator of the value proposition of our products and the return on investment our dealer customers realize from our products. We define ARPD as Direct retail revenue during the period divided by the average number of direct dealer customers during the same period. Dealer Inspire is not included in ARPD.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, strategic alternatives review process, plans and objectives, market potential, future financial performance, planned operational and product improvements, liquidity and other matters. These statements often include words such as "believe," "expect," "project," "anticipate," "consider," "explore," "potential," "intend," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on our current expectations, beliefs, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K for the period ended December 31, 2017, our Quarterly reports on Form 10-Q for the three-month periods ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the Federal securities laws.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com Inc.
Consolidated and Combined Statements of Income
(In thousands, except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Direct	$121,130	$83,836	$457,651	$333,248
National advertising	23,226	28,799	105,381	114,178
Other	4,004	3,865	16,156	15,854
Retail	148,360	116,500	579,188	463,280
Wholesale	15,986	40,065	82,939	162,982
Total revenues	164,346	156,565	662,127	626,262
Operating expenses:
Cost of revenues and operations	26,443	15,923	92,367	65,541
Product and technology	17,768	17,301	73,970	74,162
Marketing and sales	51,239	49,567	232,884	209,813
General and administrative	14,075	10,539	59,684	44,903
Affiliate revenue share	4,295	2,111	15,488	8,948
Depreciation and amortization	26,656	22,296	103,810	88,639
Total operating expenses	140,476	117,737	578,203	492,006
Operating income	23,870	38,828	83,924	134,256
Nonoperating (expense) income:
Interest expense, net	(7,412)	(5,211)	(27,717)	(12,371)
Other income, net	646	78	722	277
Total nonoperating expense, net	(6,766)	(5,133)	(26,995)	(12,094)
Income before income taxes	17,104	33,695	56,929	122,162
Income tax expense (benefit)	7,747	(118,063)	18,120	(102,281)
Net income	$9,357	$151,758	$38,809	$224,443
Weighted-average common shares outstanding:
Basic	68,583	71,724	70,318	71,661
Diluted	68,856	71,857	70,547	71,727
Earnings per share:
Basic	$0.14	$2.12	$0.55	$3.13
Diluted	0.14	2.11	0.55	3.13

Cars.com Inc.
Consolidated and Combined Balance Sheets
(In thousands, except per share data)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$25,463	$20,563
Accounts receivable, net	108,921	100,857
Prepaid expenses	9,264	11,408
Other current assets	10,289	9,811
Total current assets	153,937	142,639
Property and equipment, net	41,482	39,740
Goodwill	884,449	788,107
Intangible assets, net	1,510,410	1,529,500
Investments and other assets	10,271	11,053
Total assets	$2,600,549	$2,511,039
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,631	$6,581
Accrued compensation	16,821	14,185
Unfavorable contracts liability	18,885	25,200
Current portion of long-term debt	26,853	21,158
Other accrued liabilities	36,520	23,025
Total current liabilities	110,710	90,149
Noncurrent liabilities:
Unfavorable contracts liability	—	18,885
Long-term debt	665,306	557,194
Deferred tax liability	177,916	146,482
Other noncurrent liabilities	19,694	19,201
Total noncurrent liabilities	862,916	741,762
Total liabilities	973,626	831,911
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2018 and December 31, 2017	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 68,262 and 71,628 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	683	716
Additional paid-in capital	1,508,001	1,501,830
Retained earnings	118,239	176,582
Total stockholders' equity	1,626,923	1,679,128
Total liabilities and stockholders' equity	$2,600,549	$2,511,039

Cars.com Inc.
Consolidated and Combined Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$38,809	$224,443
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	12,820	10,770
Amortization of intangible assets	90,990	77,869
Amortization of unfavorable contracts liability	(25,200)	(25,200)
Stock-based compensation expense	9,423	2,627
Deferred income taxes	16,693	(108,845)
Provision for doubtful accounts	4,391	2,452
Amortization of debt issuance costs	1,307	810
Other, net	1,053	1,618
Changes in operating assets and liabilities, net of Acquisition:
Accounts receivable	(1,164)	(5,006)
Prepaid expenses	2,464	(8)
Other current assets	(552)	(8,593)
Other assets	782	734
Accounts payable	2,512	(432)
Accrued compensation	2,569	(6,946)
Other accrued liabilities	8,358	6,021
Other noncurrent liabilities	(1,707)	(2,173)
Cash received from lessor for lease incentives	—	15,788
Net cash provided by operating activities	163,548	185,929
Cash flows from investing activities:
Payment for Acquisition, net	(157,153)	—
Purchase of property and equipment	(14,233)	(32,774)
Proceeds from sale of property and equipment	11	—
Net cash used in investing activities	(171,375)	(32,774)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	195,000	675,000
Payments of debt issuance costs and other fees	—	(6,208)
Payments of long-term debt	(82,500)	(91,250)
Stock-based compensation plans, net	377	—
Repurchases of common stock	(97,190)	—
Cash distribution to TEGNA related to Separation	—	(650,000)
Transactions with TEGNA, net	(2,960)	(69,030)
Net cash provided by (used in) financing activities	12,727	(141,488)
Net increase in cash and cash equivalents	4,900	11,667
Cash and cash equivalents at beginning of period	20,563	8,896
Cash and cash equivalents at end of period	$25,463	$20,563

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$7	$11,531
Cash paid for interest	26,780	11,761

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of Net income to Adjusted EBITDA

Net income	$9,357	$151,758	$38,809	$224,443
Interest expense, net	7,412	5,211	27,717	12,371
Income tax expense (benefit)	7,747	(118,063)	18,120	(102,281)
Depreciation and amortization	26,656	22,296	103,810	88,639
Stock-based compensation expense	1,928	1,134	9,423	2,627
Transaction-related costs	1,152	637	13,182	5,616
Costs associated with the stockholder activist campaign	2,040	—	9,806	—
Restructuring and other exit costs	4,499	—	5,771	1,951
Write-off of long-lived assets and other	277	554	968	2,002
Costs related to the headquarters move	—	—	—	3,558
Adjusted EBITDA*	$61,068	$63,527	$227,606	$238,926

Reconciliation of Net income to Adjusted net income

Net income	$9,357	$151,758	$38,809	$224,443
Amortization of intangible assets	23,031	19,467	90,990	77,869
Stock-based compensation expense	1,928	1,134	9,423	2,627
Transaction-related costs	1,152	637	13,182	5,616
Costs associated with the stockholder activist campaign	2,040	—	9,806	—
Restructuring and other exit costs	4,499	—	5,771	1,951
Write-off of long-lived assets and other	277	554	968	2,002
Costs related to the headquarters move	—	—	—	3,558
Tax impact of adjustments	(8,190)	(8,365)	(33,694)	(21,425)
Discrete deferred income tax adjustments	—	(130,985)	—	(130,985)
Adjusted net income*	$34,094	$34,200	$135,255	$165,656
Adjusted net income per share, diluted	$0.50	$0.48	$1.92	$2.31
Weighted-average common shares outstanding, diluted	68,856	71,857	70,547	71,727

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$42,467	$38,733	$163,548	$185,929
Purchase of property and equipment	(4,267)	(5,143)	(14,233)	(32,774)
Free cash flow	$38,200	$33,590	$149,315	$153,155

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended December 31, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$26,443	$(303)	$(70)	$26,070
Product and technology	17,768	(194)	(480)	17,094
Marketing and sales	51,239	(4,667)	(282)	46,290
General and administrative	14,075	(3,604)	(1,096)	9,375
Affiliate revenue share	4,295	—	—	4,295
Depreciation and amortization	26,656	—	—	26,656
Total operating expenses	$140,476	$(8,768)	$(1,928)	$129,780

Total nonoperating expense, net	$6,766	$800	$—	$7,566

(1) Includes restructuring and other exit costs, costs associated with the stockholder activist campaign, transaction-related costs, write-off of long-lived assets and other.

Expense category for the Three Months Ended December 31, 2017:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$15,923	$—	$—	$15,923
Product and technology	17,301	—	—	17,301
Marketing and sales	49,567	—	—	49,567
General and administrative	10,539	(1,191)	(1,134)	8,214
Affiliate revenue share	2,111	—	—	2,111
Depreciation and amortization	22,296	—	—	22,296
Total operating expenses	$117,737	$(1,191)	$(1,134)	$115,412

Total nonoperating expense, net	$5,133	$—	$—	$5,133

(1) Includes transaction-related costs, write-off of long-lived assets and other.

Expense category for the Year Ended December 31, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$92,367	$(1,934)	$(245)	$90,188
Product and technology	73,970	(5,181)	(1,866)	66,923
Marketing and sales	232,884	(6,144)	(1,633)	225,107
General and administrative	59,684	(17,268)	(5,679)	36,737
Affiliate revenue share	15,488	—	—	15,488
Depreciation and amortization	103,810	—	—	103,810
Total operating expenses	$578,203	$(30,527)	$(9,423)	$538,253

Total nonoperating expense, net	$26,995	$800	$—	$27,795

(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, write-off of long-lived assets and other.

Expense category for the Year Ended December 31, 2017:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$65,541	$—	$—	$65,541
Product and technology	74,162	(231)	—	73,931
Marketing and sales	209,813	—	—	209,813
General and administrative	44,903	(12,896)	(2,627)	29,380
Affiliate revenue share	8,948	—	—	8,948
Depreciation and amortization	88,639	—	—	88,639
Total operating expenses	$492,006	$(13,127)	$(2,627)	$476,252

Total nonoperating expense, net	$12,094	$—	$—	$12,094

(1) Includes transaction-related costs, costs related to the headquarters move, write-off of long-lived assets and other, restructuring and other exit costs.